Exhibit 99.1

Celsion Announces the Appointment of Jeffrey W.  Church as Chief Financial Officer

COLUMBIA, MD (PR Newswire) June 17, 2010: Celsion Corporation (NASDAQ: CLSN), a biotechnology drug development company that is leveraging its Heat Sensitive Liposomal Technology platform to encapsulate and deliver high concentrations of proven chemotherapeutics, today announced the appointment of Jeffrey W. Church as Vice President and Chief Financial Officer.

“We are delighted that Jeff is joining Celsion’s management team,” said Celsion’s President and Chief Executive Officer Michael H. Tardugno.  “He brings an enormous amount of financial expertise and industry experience from his prior roles as Chief Financial Officer with biotech companies.  In addition to managing the company’s financial affairs, Jeff will play a significant corporate role, ensuring Celsion’s financial strength and assisting in the execution of our business strategies.  Jeff’s appointment adds to our management team’s track record of accomplishment and further positions Celsion to achieve our strategic objectives.”

Mr. Church brings more than 30 years of experience in financial management to Celsion, the majority of which are as a Chief Financial Officer.  Prior to Celsion, Mr. Church served as CFO for Alba Therapeutics, Novavax, Inc., GenVec, Inc., and Meridian Medical Technologies, Inc.  Mr. Church has extensive experience in corporate finance, mergers and acquisitions, investor and Wall Street relations, and SEC reporting.  Mr. Church is a CPA and earned a B.S. in Accounting, Summa Cum Laude from the University of Maryland.

Mr. Church’s appointment will be effective July 6, 2010.

About Celsion

Celsion is dedicated to the development and commercialization of innovative oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has licensed ThermoDox(R) to Yakult-Honsha for the Japanese market and has a partnership agreement with Phillips Medical to jointly develop its heat activated liposomal technology in combination with high intensity focused ultrasound to treat difficult cancers. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Investor Contact

Marcy Nanus

The Trout Group

646-378-2927 or mnanus@troutgroup.com